UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

				    Amendment No. 3

                             Heritage Bankshares Inc.
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                                (Name of Issuer)

                                 Common Stock
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                         (Title of Class of Securities)

                                     42721M101
                      -------------------------------------
                                 (CUSIP Number)

                                    December 31, 2011
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)



CUSIP No. 42721M101
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Palladium Registered Investment Advisors
      26-0728851
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) | |
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Norfolk, VA
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                  5     SOLE VOTING POWER

                        79794
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              142487
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      142487
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.19%
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12    TYPE OF REPORTING PERSON*

      IA
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Item 1.

      (a)         Name of Issuer: Heritage Bankshares Inc.

      (b)         Address of Issuer's Principal Executive Offices:

                  150 Granby Street
		  Norfolk, VA 23510

Item 2.

      (a)  Name of Person Filing:

           Palladium Registered Investment Advisors


      (b)  Address of Principal Business Office:

           999 Waterside Drive, Ste 800
	   Norfolk, VA 23510

      (c)  Citizenship: Norfolk, Virginia, U.S.A.



      (d)  Title of Class of Securities: Common Stock

      (e)  CUSIP Number: 42721M101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act.
          (b)  [  ] Bank as defined in Section 3(a)(6) of the Act.
          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
          (e) [ X ] An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E).
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F).
          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G).
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
          (j)  [  ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).



Item 4. Ownership

      (a)  Amount Beneficially Owned:  142487

      (b)  Percent of Class:  6.19%

      (c)  Number of Shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:  79794

         (ii)  Shared power to vote or to direct the vote:  0

        (iii)  Sole power to dispose or to direct the disposition of:  142487

         (iv)  Shared power to dispose or to direct the disposition of:  0




Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certification

	Not Applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 1/03/2012
                              ---------------------------------------------
                                                  Date



                              /s/ Nancy Renshaw
                              ---------------------------------------------
                                                Signature

                              Nancy Renshaw/Chief Compliance Officer
                              ---------------------------------------------
                                               Name/Title